UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 9, 2012
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact name of registrant as specified in its charter)

Delaware	333-117287	84-1472231
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices) (Zip Code)

208-424-1027
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On September 30, 2011, U.S. Geothermal Inc. (the “Company”) entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with McNicoll, Lewis & Vlak LLC (“MLV”), pursuant to which the Company, from time to time, could issue and sell through MLV, acting as the Company’s sales agent, shares of the Company’s common stock. The Company’s board of directors authorized the issuance and sale of shares of the Company’s common stock under the Sales Agreement for aggregate gross sales proceeds of up to $10,000,000, subject to certain limitations based on the sales price per share, for a period of one year from the date of execution of the Sales Agreement.

On May 9, 2012, the Company delivered to MLV notice of termination of the Sales Agreement, which termination will become effective May 19, 2012. The Company has decided to terminate the Sales Agreement because it does not intend to utilize the Sales Agreement to raise additional capital. The Company will not incur any termination penalties as a result of its termination of the Sales Agreement.

A description of the terms and conditions of the Sales Agreement is set forth in the Company’s current report on Form 8-K filed on September 30, 2011 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2012	U.S. Geothermal Inc.

	By:	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer